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                                  July 3, 1997

Dresser Industries, Inc.
2001 Ross Avenue
Dallas, Texas  75201

Re: Registration Statement on Form S-3 for Public Offering of Common Stock, Preferred Stock and/or Debt Securities

Gentlemen:

Reference is made to the Registration Statement on Form S-3, as amended or supplemented (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to the contemplated issuance by Dresser Industries, Inc. (the "Company") from time to time of an indeterminate principal amount of one or more series of Debt Securities (the "Debt Securities") and an indeterminate number of shares of Dresser Industries, Inc. Preferred Stock, no par value, and Common Stock, par value $0.25, (collectively the "Securities") the total amount of Securities not to exceed an aggregate initial offering price of up to $750,000,000. The Debt Securities are to be issued pursuant to an Indenture dated as of July 3, 1997 (as amended or supplemented, the "Indenture") between the Company and Texas Commerce Bank National Association, as Trustee. As Corporate Counsel of the Company, I have examined the Indenture and such corporate records, certificates and other documents and questions of law as I deem necessary or appropriate to this opinion. I am familiar with the proceedings taken and proposed to be taken by the Company in connection with the proposed authorization, issue and sale of the Securities.

Based on the foregoing, I am of the opinion that, subject to receipt of payment for the Securities and subject to the terms of the Securities being otherwise in compliance with the applicable law:

     (a) The Company has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware; and

     (b) When the Securities have been duly authorized, executed, authenticated, if necessary, and delivered in accordance with the terms of the applicable resolutions of the Board of Directors of the Company and, to the extent applicable, the articles of incorporation and bylaws of the Company and the Indenture, and any legally required consents,

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Dresser Industries, Inc.
July 3, 1997
Page 2


          approvals, authorizations, and other orders of the Commission or any other judicial or regulatory authorities have been obtained, the Securities will constitute legally issued and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

I hereby consent to the filing of this opinion as Exhibit 5 to said Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus contained therein.

                                        Very truly yours,


                                        /s/ REBECCA R. MORRIS
                                        --------------------------------
                                        Rebecca R. Morris
                                        Vice President-Corporate Counsel
                                        and Secretary